White Mountain Files Supplemental Information to Definitive Proxy Statement

SANTIAGO, Chile, June 28, 2016 – White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB: WMTM) filed supplemental information to its definitive proxy statement, as filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2016. Due to the Company’s geographically diverse stockholder base, in order to give all stockholders greater access to the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 8, 2016 at 7:00 a.m. MDT at 1656 Reunion Avenue, Suite 250, South Jordan, Utah 84095, the Company will give access to the Annual Meeting by telephone or electronically to all stockholders who comply with the attendance procedures as outlined in the definitive proxy statement and supplemental information. All stockholders who wish to attend the Annual Meeting must either call or email Jamie Lloyd at (801) 446-8802 or jamie@vancelaw.us on or before July 5, 2016 at 5:00 p.m. MDT and ask to have their name placed on the attendance list.

ONLY THOSE WHOSE NAMES APPEAR ON THE ATTENDANCE LIST WILL BE ALLOWED TO ATTEND THE ANNUAL MEETING.

No later than July 6, 2016, those whose names are on the attendance list will be provided with access information for the Annual Meeting.

The Notice of Meeting, Proxy Statement (including supplemental information), Proxy Card and Annual Report are available on the internet at: http://www.hivedms.com/whmt/.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. In May 2015, the Company received full environmental approval for its Cerro Blanco project. The Company's principal objectives are to develop its desalination plant and to advance the Cerro Blanco project towards a bankable engineering study and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the Company’s periodic and other reports filed with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:
White Mountain Titanium Corporation
Michael P. Kurtanjek
(56 2) 2657-1800

SOURCE White Mountain Titanium Corporation